Exhibit 5.2

Regency Centers Corporation
One Independent Drive
Suite 114
Jacksonville, Florida 32202

Re:	Registration Statement on Form S-3
6.000% Series 7 Cumulative Redeemable Preferred Stock

Ladies and Gentlemen:

This opinion is being furnished in connection with the combined Registration Statement on Form S-3 (Registration No. 333-174535) of Regency Centers Corporation (“Regency”) and Regency Centers, L.P. (“RCLP”) under the Securities Act of 1933, as amended, for the issuance of 3,000,000 shares of 6.000% Series 7 cumulative redeemable preferred stock of Regency, $0.01 par value per share (the “Series 7 Preferred Shares”).
In connection with the issuance of such securities, we have examined and are familiar with: (a) the articles of incorporation and bylaws of Regency, as presently in effect, (b) the proceedings of and actions taken by the Board of Directors of Regency and a duly authorized committee of the Board of Directors in connection with the issuance of the Series 7 Preferred Shares and (c) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.
Based on the documents set forth above, we are of the opinion that the Series 7 Preferred Shares have been duly authorized, and when duly issued and delivered against payment therefor, will be legally issued, fully paid and nonassessable.
The foregoing opinion is limited to the laws of the state of Florida. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.
We hereby consent to the inclusion of this opinion as Exhibit 5.2 in said Registration Statement and to the reference to this firm under the caption “Validity of Securities” in the prospectus supplement relating to the offering of the Series 7 Preferred Shares dated August 14, 2012. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

FOLEY & LARDNER LLP